Exhibit 3.1

[LOGO]	DEAN HELLER	Enitity #
	Secretary of State	C1188-1980
	206 North Carson Street, Suit 1	Document number
	Carson City, Nevada 89701-4298	20060658247
(775) 884 5708
	Website: secretaryofstate.biz	Dated Filed:
10/13/2006 11:06:3
In the office of

Certificate of Change Pursuant		/s/ Dean Heller
To NRS 78.209
Dean Heller
Secretary of State

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1. Name corporation:

Cyanotech CORPORATION

2. The board of directors have adopted a resolution pursuant to NRS 78.207 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the per value, if any, of each class or series, if any, of shares before the change:

30,000,000 $0.005 Par Value Common Stock Shares, and 5,000,000 $0.01 Par Value Preferred Stock Share,

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

7,500,000 $0.02 Par Value Common Stock Shares, and 5,000,000 $0.01 Par Value Preferred Stock Shares

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

One Share of $0.02 Par Value Common Stock in exchange for each four shares of $0.005 Par Value Common Stock

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuances of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

The Company will pay cash for fractional Common Stock Shares. Approximately 1% or less will be so affected thereby.

7. Effective date of filing (optional):	11/3/06

8. Officer Signature:	/s/ William R. Maris	Secretary
	Signature	Title

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.